Exhibit 99.7

CONSENT OF CASSEL SALPETER & CO., LLC

Legato Merger Corp. II

777 Third Avenue 37th Floor

New York, NY 10017

Attention: Board of Directors

RE:	Proxy Statement / Prospectus of Legato Merger Corp. II (“Legato”), which forms part of Amendment No. 3 to the Registration Statement on Form S-4 of Legato (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 24, 2022, to the Board of Directors of Legato as Annex E to the Proxy Statement/Prospectus included in Amendment No. 3 to the Registration Statement filed with the Securities and Exchange Commission today and the references to our firm and our opinion, including the quotation or summarization of such opinion, in such Amendment No. 3 to the Registration Statement, under the headings “QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND ANNUAL MEETING,” “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL – Background of the Business Combination,” “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL – Opinion of Legato II’s Financial Advisor,” and “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL – Legato II’s Board of Directors’ Reasons for Approval of the Business Combination.” The foregoing consent applies only to Amendment No. 3 to the Registration Statement being filed with the Securities and Exchange Commission today and not to any other amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: December 21, 2022 /s/ Cassel Salpeter & Co., LLC
Cassel Salpeter & Co., LLC